Exhibit 99.1

Ivanhoe Energy to receive an additional US$2.37 million secured bridge loan from Robert Friedland

VANCOUVER, Feb. 11, 2015 /CNW/ - Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) (TSX: IE.DB) announced today that the company has entered into an agreement with founder Robert Friedland to provide the company with a further US$2.37 million (approximately C$3.0 million) secured bridge loan.

The new funds to be received from Mr. Friedland are in addition to the US$2.2 million (approximately C$2.8 million) secured bridge loan provided by Mr. Friedland in October 2014, details of which are contained in Ivanhoe Energy's October 10, 2014 news release, and an additional US$540,000 secured bridge loan in December 2014, details of which are contained in Ivanhoe Energy's December 30, 2014 news release, and brings the principal amount of Mr. Friedland's secured bridge loan to US$5.11 million.

All of the loan will be used to satisfy current obligations, including significant statutory severance payments in Ecuador and to reduce the company's trade payables.

The company will make additional disclosure respecting the status of its strategic and financial review process once the board of directors decides to pursue a specific transaction or series of transactions or otherwise determines that disclosure is necessary or appropriate. There can be no assurance that the current process will result in a transaction or, if a transaction is undertaken, that it will be successfully concluded in a timely manner or at all.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth using advanced technologies, including its proprietary heavy oil upgrading process (HTL®). Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN. For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

SOURCE Ivanhoe Energy Inc.

%CIK: 0001106935

For further information: Investors: Bill Trenaman +1.604.331.9834; Media: Bob Williamson +1.604.512.4856

CO: Ivanhoe Energy Inc.

CNW 09:34e 11-FEB-15